                                                                   EXHIBIT 10.33


                              FACILITY AGREEMENT

PathoGenesis Corporation
5215 Old Orchard Road
Suite 900
Skokie, Illinois  60077
Attention:  Carla M. Pondel,
               Treasurer

Gentlemen:

     We are pleased to advise you that we have approved our extension to you of a revolving line of credit in the amount of $10,000,000 and agreed to provide you short-term loans under this line at interest rates fixed with reference to LIBOR periods of for one, two, three or six months, all as more fully set forth below. The line (which for convenience, we will refer to below as the "Facility") will, subject to the terms of this letter and our annual review of this credit, continue to be available to you on an uncommitted basis.

     The terms and conditions applicable to your borrowings under the Facility are as follows:

A.  FACILITY GENERALLY.

     1. Maximum Credit. Credit will be available under the Facility solely in the form of loans. The maximum principal amount of credit outstanding under the Facility at any one time shall not exceed $10,000,000.

     2. Revolving Basis Repayable on Demand. Borrowings under the Facility will be payable on our demand in accordance with the terms of this Agreement, including without limitation Section F hereof. Absent such a demand, each LIBOR Loan will mature on the last day of its Interest Period. All loans under the Facility shall be made against and evidenced by your demand promissory note in the form attached to this letter as Exhibit A (the "Note"). Amounts prepaid on the Facility may, subject to the terms of this Agreement, be reborrowed.

     3. Clean-Up. Unless we have already made a demand for payment of the entire Note, you must make such prepayments on the Note as will assure that no indebtedness is outstanding against the Note for at least thirty consecutive calendar days at least once each calendar year.

     4. Use of Proceeds. Loans under the Facility may be used solely for your general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws, but not in any event for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for the purpose of purchasing or carrying any such margin stock.
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     5.   No Fee.  Since this is an uncommitted credit, no commitment or similar fee will be charged.

     6.   Security.  This Facility is unsecured.

B.  INTEREST RATE OPTIONS.

     1. Generally. Loans under the Facility will bear interest with reference to our prime commercial rate ("Prime Rate Loans") or with reference to the London interbank offered rate ("LIBOR Loans"), or a combination of the foregoing, and loans may be converted from one basis to another from time to time in accordance with the terms hereof. All loans made against the Note, the status of such loans as Prime Rate Loans or LIBOR Loans, the rate of interest and Interest Periods applicable to the LIBOR Loans, and the repayment of any principal of the Note shall be recorded by us on our books or, at our option, endorsed on a schedule to the Note, and the unpaid principal balance, status and interest rates and Interest Periods at any time so recorded or endorsed shall be prima facie evidence in any court or other proceedings brought to enforce the Note of the amount remaining unpaid thereon, the interest rates and Interest Periods applicable thereto and the status of the loans evidenced thereby.

     2. Prime Rate. Each Prime Rate Loan shall bear interest (which you hereby promise to pay at the times set forth below) prior to demand at a rate per annum determined by subtracting 3/4 of 1% from the Prime Rate and shall bear interest after demand, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2-3/4% to the Prime Rate as from time to time in effect. Any change in the interest rate on the Note by reason of a change in the Prime Rate shall become effective on the date of the relevant change in the Prime Rate. Interest on Prime Rate Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall be payable on demand, but if no demand then quarterly on the last day of each calendar quarter (commencing on March 31, 1999).

     3. LIBOR. Each LIBOR Loan shall bear interest (which you hereby promise to pay at the times set forth below) for each Interest Period you select for it at a rate per annum determined by adding 3/4 of 1% to the Adjusted LIBOR Rate for that Interest Period. Interest on each LIBOR Loan shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall be payable on demand, but if no demand, then on the last day of such Interest Period selected therefor and, with respect to any Interest Period in excess of three months, then on the date occurring every three months after the date such Interest Period began and at the end of such Interest Period. Each LIBOR Loan shall be made in a minimum amount of $250,000 or such greater amount which is an integral multiple of $50,000. You shall notify us on or before 10:00 a.m. (Chicago time) on the date at least three Business Days preceding the end of an Interest Period as to whether the related LIBOR Loan is to be converted into a new LIBOR Loan (in which event you shall notify us of the new Interest Period you select for it) and in the event you shall fail to so notify us, or in the event you are in default with any of the terms or conditions of this Facility, such LIBOR Loan shall automatically be converted into a Prime Rate Loan as of and on the last day of the existing Interest Period. If any principal of a LIBOR Loan is not paid when due (whether by demand, lapse of time or otherwise), such principal shall bear interest (which you hereby promise to pay on demand), whether before or after judgment, until payment in full thereof at the rate per annum equal to 2% per annum above the rate in effect immediately prior to such due date.

     4. Manner of Borrowing. You shall give telephonic, telex or telecopy notice to us (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 10:00 a.m. (Chicago time) on the date (i) at least three Business Days prior to the date of each LIBOR Loan which you request us to make, continue or effect by means of conversion and (ii) the date of each Prime Rate Loan you request us to make or effect by means of conversion. Prior to each loan (other than a Refunding Loan), you must provide us a certificate in the form or substantially the form of Exhibit B hereto confirming that you are in compliance with the terms of this Agreement as of the date of such loan. No LIBOR Loan shall be created, continued or effected by means of conversion if at such time you are in default with any of the terms or conditions of the Facility. You shall in any notice requesting a loan under the Facility specify the date of the loan requested (which shall be a Business Day), the amount of such loan or the amount to be continued or converted, as the case may be, and whether such loan is to be in the form of a Prime Rate Loan or LIBOR Loan and, if such loan is a LIBOR Loan, the Interest Period applicable thereto. If you fail to give us notice of the continuation or conversion of any LIBOR Loan pursuant to the foregoing, such LIBOR Loan shall automatically be converted into a Prime Rate Loan as of and on the last day of the applicable Interest Period. You agree that we may rely on any such telephonic, telex or telecopy notice given by any person we reasonably believe is authorized to give such notice without the necessity of independent investigation and, in the event any notice by such means conflicts with the written confirmation or if such written confirmation is never received by us, such notice shall govern if we have acted in reliance thereon. At present, we recognize that the following individuals are authorized persons for purposes of the Facility, but in a letter to us, add or remove individuals from this list:
Alan R. Meyer or Carla M. Pondel.

     5. Disbursement. The proceeds of each loan shall be made available to you at our principal office in Chicago, Illinois, in immediately available funds, except to the extent such loan is a Refunding Loan, in which case we shall record such continuation or conversion on our books and records or on the schedule to the Note.

     6. Payments. All payments in respect of the Facility shall be made to us at our offices in Chicago, Illinois in immediately available and freely transferable funds and shall be paid in full without set-off or counterclaim and without reduction for and free from any and all taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof. Except as otherwise provided herein, no LIBOR Loan may be voluntarily prepaid by you on a date other than the last day of an Interest Period applicable thereto. A payment on the Note shall be deemed first applied to the Prime Rate Loans until payment in full thereof, with any balance applied to the LIBOR Loans in the order in which their Interest Periods expire. All payments (whether voluntary or required) on the Note shall be accompanied by any amount due the Bank under Section D.1. hereof, but with the Bank's acceptance of such a payment without requiring payments of amount due under such Section shall not preclude the Bank's later demand for any amount due under that Section in respect to the payment.

C.  OTHER TERMS APPLICABLE TO FACILITY.

     1. Acceptable Condition and Results. The continued availability of this Facility to you is, of course, subject to your condition and operating results continuing to be reasonably satisfactory to us, as well as compliance with the other terms of this Agreement.

     2. Indebtedness. You will not issue, incur, assume or have outstanding any indebtedness for borrowed money, nor otherwise become liable, whether as endorser, guarantor or otherwise, for any indebtedness of any other person for borrowed money, except for (i) indebtedness that is already outstanding as of the date of this Agreement and properly reflected on the most recent financial statements you previously furnished us, (ii) up to $5,000,000 in obligations in respect of a mortgage loan, sale-leaseback or similar transaction involving the real estate commonly known as PathoGenesis House, Park Lane, Cranford, Hounslow TW5 9RR, United Kingdom, (iii) obligations to pay the deferred purchase or acquisition price of property or services arising in the ordinary course of business, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (iii) and (iv) above, (vi) any and all accounts payable, accruals and other items characterized as "indebtedness" in accordance with generally accepted accounting principles, and (vii) indebtedness not otherwise permitted by this sentence aggregating not more than $1,000,000 at any one time outstanding.

     3. Restrictions on Withdrawals from Investment Account. You currently have pledged to us an investment account which you maintain with us as security for, among other things, letters of credit we have from time to time issued for you. You must at all times maintain securities in this account which have an aggregate market value (as we determine it) of not less than the sum of $10,000,000 plus the aggregate amount undrawn on outstanding letters of credit we have issued for your account plus all unreimbursed drawings on letters of credit we have issued for your account. No withdrawals or distributions from the account should be made unless you would be in compliance with the immediately preceding sentence immediately after giving effect to that withdrawal or distribution.

     4. Financial Reporting. You will furnish to us such information regarding your business affairs, operations and financial condition as we may reasonably request, and without request, you will furnish to us: (a) as soon as available, and in any event within 45 days after the last day of each of your quarterly accounting periods, a copy of your interim unaudited balance sheet as of the last day of such quarterly accounting period, as the case may be, and your statements of income and retained earnings for the applicable quarterly accounting period then ended and for the year-to-date period then ended, (b) as soon as available, and in any event within 120 days after the close of each of your fiscal years, a copy of your audited balance sheet as of the close of such fiscal year and statements of income, retained earnings and cash flows for the year then ended, and accompanying notes thereto, accompanied by an unqualified opinion thereof of a firm of independent public accountants of recognized standing selected by you and satisfactory by us to the effect that the financial statements have been prepared in accordance

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with generally accepted accounting principles consistently applied throughout the periods involved except as set forth in the notes thereto and fairly present in accordance with such principles your financial condition as of the close of such fiscal year and the results of operations and cash flows for the fiscal year then ended, and (c) promptly after knowledge thereof shall have come to the attention of any of your responsible officers written notice of any threatened or pending litigation or governmental proceeding against you which, if adversely determined would materially adversely affect your financial condition, business, properties or operations or of any material noncompliance with the terms of this Agreement.

D.  FUNDING INDEMNITY; CHANGE IN CIRCUMSTANCES.

     1. Funding Indemnity. In the event we shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by us to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to us) as a result of:

          (i) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of the then applicable Interest Period for any reason, whether before or after demand, and whether or not such payment, prepayment or conversion is required by any other provisions hereof; or

          (ii) any failure by you to borrow, continue or effect by conversion a LIBOR Loan on the date specified in the notice given pursuant hereto;

then, promptly upon our demand, you shall pay to us such reasonable amount as will reimburse us for such loss, cost or expense. If we make such a claim for compensation, we shall provide to you a certificate setting forth the amount of such loss, cost or expense in reasonable detail and such certificate shall be conclusive and binding on you as to the amount thereof if reasonably determined.

     2. Increased Costs. With respect to the LIBOR Loans, if we shall determine in good faith any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over us or our lending branch or the LIBOR Loans (whether or not having the force of law) (hereinafter called a "Change in Law") shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, us;

          (ii) subject us, the LIBOR Loans or the Note to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Loan or the Note except such taxes as may be measured by our overall net income or that of our lending branch and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which our principal executive office or our lending branch is located;

          (iii) change the basis of taxation of payments of principal and interest due from you to us hereunder or under the Note (other than by a change in taxation of our overall net income); or

          (iv) impose on us any penalty with respect to the foregoing or any other condition regarding this agreement, any LIBOR Loan or its disbursement, or the Note;

and we shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to us of making or maintaining any LIBOR Loans hereunder or to reduce the amount of principal or interest received by us (without benefit of, or credit for, any prorations, exemptions, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then you shall pay on demand to us from time to time as specified by us such additional amounts as we shall determine are sufficient to compensate and indemnify us for such increased cost or reduced amount. If we make such a claim for compensation, we shall provide to you a certificate setting forth such increased cost or reduced amount as a result of any event mentioned herein and such certificate shall be conclusive and binding on you as to the amount thereof if reasonably determined.

     3. Illegality. Notwithstanding any other provisions hereof or the Note, if at any time we shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful or impracticable for us to make or continue to maintain any LIBOR Rate Loan, we shall promptly give notice thereof to you and we will no longer make, continue or effect by conversion any such LIBOR Loans hereunder until it is no longer unlawful or impracticable for us to make such LIBOR Loans. You, on demand, shall promptly prepay the outstanding principal amount of the affected LIBOR Loans, together with all interest accrued thereon and all other amounts payable to us hereunder; provided, however, unless we have demanded repayment of the entire Note, you may then elect to borrow the principal amount of such LIBOR Loans by means of a Prime Rate Loan, subject to the other terms and conditions hereof.

     4. Inadequacy of Rate. Notwithstanding any other provision hereof or the Note, if prior to the commencement of any Interest Period we shall determine (i) that United States Dollar deposits in the amount of any LIBOR Loan scheduled to be outstanding during such Interest Period are not available to us in the London interbank market or (ii) by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, we shall promptly give notice thereof to you, and we will no longer make, continue or effect by conversion any LIBOR Loan in such amount and for such Interest Period until United States Dollar deposits in such amount and for the Interest Period selected by you shall again be readily available in the London interbank market and adequate and reasonable means exist for ascertaining the Adjusted LIBOR Rate. Upon the giving of such notice, unless we have demanded repayment of the entire Note, you may elect to either (i) pay or prepay, as the case may be, only such LIBOR Loan or (ii) convert such LIBOR Loan to a Prime Rate Loan, subject to the other terms and conditions hereof.

E.  DEFINITIONS.

     (a) The term "Adjusted LIBOR Rate" means the rate per annum equal to the rate determined by dividing (i) LIBOR by (ii) 100% minus Reserve Percentage; (b) the term "LIBOR" means, for each Interest Period, (i) the LIBOR Index Rate for such Interest Period, if such rate is available, and (ii) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to this Bank at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by this Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Loan scheduled to be outstanding during such Interest Period (with the rate as so determined by us to be conclusive provided we have acted in good faith in connection therewith); (c) the term "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period; and (d) the term "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

     "Business Day" means a day on which we are open for business in Chicago, Illinois and, when used with respect to LIBOR Loans, a day on which we are open for business in Chicago dealing in U.S. Dollars in the London interbank market.

     "Interest Period" means the period of one, two, three or six months duration selected by you as the period for a LIBOR Loan provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls into another calendar month in which case such Interest Period shall end on the next preceding Business Day.

     "Prime Rate" means, for any day, the rate of interest announced by us from time to time as our prime commercial rate, as in effect on such day. The Prime Rate reflects market rates of interest as well as other factors, and it is not necessarily our best or lowest rate.

     "Refunding Loan" means a new loan made on the day on which an outstanding earlier loan is maturing, if and to the extent that the proceeds of such new loan are used entirely for the purpose of paying or prepaying the principal amount of such outstanding earlier loan.

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

     "Reserve Percentage" means the daily arithmetic average reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency Liabilities (as such term is defined in Regulation D), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustment thereto (for purposes of this definition, the LIBOR Loans made hereunder shall be deemed to be Eurocurrency Liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D).

F.  DISCRETIONARY CREDIT REPAYABLE ON DEMAND.

     The Facility is available on an uncommitted and demand basis. Accordingly, we make loans under the Facility on a case-by-case basis at our discretion as and when you request them and have the rights to terminate the Facility, stop lending under it and even demand repayment of all the loans outstanding under it in each case at any time we in good faith consider action of that magnitude appropriate. Your compliance with this letter does not obligate us to make each loan you request, nor does that compliance mean we cannot exercise our rights to terminate the Facility or make a demand for repayment when we in good faith consider that action appropriate. While your noncompliance with this letter would certainly provide us sufficient justification to refuse to make loans you have requested, terminate the Facility or make such a demand, such noncompliance is not a necessary condition to our exercise of those rights. While we do have these rights, please bear in mind a few things. First, because we have discretion to exercise these rights, you have a fair measure of freedom as to how you conduct your business. This Agreement need not and does not constitute an elaborate loan agreement with a comprehensive set of restrictive covenants with which you must comply. The Agreement's requirements are few. Second, we are making this Facility available to you because we do value our relationship with you and certainly do not intend to exercise these rights except to the extent we would ever in good faith believe we need to take that action. In any event, unless there occurs some noncompliance with this Agreement or there occurs some change in your condition or prospects, financial or otherwise, that we reasonably consider to be both material and adverse, we will not terminate this Facility without first providing you thirty (30) days' written notice of our intent to do so.

G.  MISCELLANEOUS.

     1. Costs. You shall reimburse us for all reasonable costs and expenses which we may incur in connection with the maintenance and other administration of this credit arrangement (including, without limitation, reasonable legal fees) and any reasonable costs and expenses suffered or incurred by us in enforcing loans under this credit arrangement.

     2. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on different counterpart signature pages, each of which when so executed shall be an original but all of which are to constitute one and the same instrument.

     3. Governing Law and Effectiveness. This arrangement shall be construed in accordance with and governed by the laws of Illinois and shall become effective upon receipt at our offices in Chicago of an accepted copy of this agreement, together with such documentation as we deem reasonably necessary.

     Dated as of this 22nd day of February, 1999.

                                 Very truly yours,

                                 HARRIS TRUST AND SAVINGS BANK


                                 By: /s/ Mark Piekos
                                     -----------------------
                                         Mark Piekos
                                        Vice President


     Accepted and agreed to at Chicago, Illinois as of the date first above written.

                                 PATHOGENESIS CORPORATION


                                 By: /s/ Alan R. Meyer
                                     ------------------------
                                         Alan R. Meyer
                                     Executive Vice President

                                                                   EXHIBIT 10.33

                                   EXHIBIT A

                                  DEMAND NOTE

$10,000,000.00                                                 February 22, 1999
                                                               Chicago, Illinois

     UPON DEMAND, for value received, the undersigned, PATHOGENESIS CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank") at its office at 111 West Monroe Street, Chicago, Illinois, or at such other place as the holder hereof may from time to time specify, the principal sum of Ten Million and No/100 Dollars ($10,000,000.00), or so much thereof as may be advanced to the Borrower under the "Facility" described in the Facility Agreement referred to below.

     This Note evidences "Prime Rate Loans" and "LIBOR Loans", as such terms are defined in that certain Facility Agreement bearing even date herewith between the Borrower and the Bank relating to a revolving credit facility extended to the Borrower (the "Facility Agreement"), made and to be made to the Borrower by the Bank under the Facility Agreement as the same may from time to time be renewed or extended; and the Borrower hereby promises to pay interest on each loan evidenced hereby at the rate and time specified therefor in the Facility Agreement.

     Each loan made under the Facility Agreement by the Bank to the Borrower, any repayment of principal hereon and the status of each such loan as a Prime Rate Loan or LIBOR Loan shall be endorsed by the holder hereof on a schedule to of this Note or (so long as this note is held by Harris Trust and Savings Bank) recorded on the books and records of the holder hereof, and the Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the amount so endorsed on a schedule to this Note or recorded on the books and records of Harris Trust and Savings Bank shall be prima facie evidence of the unpaid balance of this Note and the status of each loan as a Prime Rate Loan or LIBOR Loan as so endorsed or recorded shall be prima facie evidence of such status.

     This Note and the holder hereof are entitled to all the benefits provided for under the Facility Agreement, to which reference is hereby made for a statement thereof. Nothing contained in any instrument or document setting forth terms and conditions applicable hereto shall in any manner affect or impair the demand character of this Note, and payment hereof may be demanded irrespective of whether or not a default has occurred under the terms of such instruments and documents.

     This Note shall be construed in accordance with, and governed by, the laws of the State of Illinois. The Borrower hereby waives presentment for payment and demand. The Borrower agrees to pay to the holder hereof all reasonable expenses incurred or paid by such holder, including attorneys' fees and court costs, in connection with the collection of this Note.

                                 PATHOGENESIS CORPORATION

                                 By:
                                     ------------------------
                                 Its:
                                     ------------------------

                                                                   EXHIBIT 10.33

                                   EXHIBIT B

                              NOTICE OF BORROWING



DATE:     _______________, 199___

TO: Harris Trust and Savings Bank as lender under the Facility Agreement dated as of February __, 1999 (as extended, renewed, amended or restated from time to time, the "Facility Agreement") among PathoGenesis Corporation and Harris Trust and Savings Bank


Ladies and Gentlemen:

     The undersigned, PathoGenesis Corporation (the "Borrower"), refers to the Facility Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section B.4 of the Facility Agreement, of the loan specified below:

          1.   The Business Day of the proposed Loan is _______________, 199___.

          2.   The aggregate amount of the proposed Loan is $__________.

          3. The loan is to consist of a $__________ Prime Rate Loan/LIBOR Loan with an Interest Period of __________ month(s).

     The undersigned hereby certifies that on the date of the proposed loan, before and after giving effect thereto and to the application of the proceeds therefrom, the undersigned is and will be in compliance with the Facility Agreement, including without limitation Section C thereof.


                                 PATHOGENESIS CORPORATION


                                 By
                                     Name _______________________________

                                     Title ______________________________